FOR IMMEDIATE RELEASE

Core Molding Technologies Reports Fiscal 2026 Second Quarter Results
First-Half New Business Wins of $25.7 million Expand Market Diversification and Reinforce Full-Year Invest for Growth Expectations

COLUMBUS, OH, August 4, 2026 – Core Molding Technologies, Inc. (NYSE American: CMT) (“Core Molding”, “Core” or the “Company”), a leading engineered materials company specializing in molded structural products, principally in medium-and heavy-duty truck, powersports, building products, and industrial and utilities industries across the United States, Canada and Mexico today reports financial and operating results for the fiscal periods ended June 30, 2026.

Eric Palomaki, the Company’s President and Chief Executive Officer, said, “Our second quarter results reflect the resilience of our diversified portfolio and the continued execution of our Invest for Growth strategy. As expected, production sales in our medium- and heavy-duty truck markets remained soft; however, strong momentum across our powersports, building products, and industrial and utilities end markets mostly offset that weakness. While tooling revenue remains all project-driven with larger customer acceptances anticipated in the fourth quarter, our commercial execution continues to gain traction. We are pleased with the nearly $26 million in new business awards we secured during the first half of 2026, which further diversify our revenue base and reduce our reliance on historically cyclical end markets. Importantly, 100% of these awards represent net new business rather than replacement volume, and approximately 65% originated from markets outside of our traditional truck and powersports sectors. 74% of this new business will be produced within our U.S. manufacturing footprint, allowing us to leverage installed capacity, improve returns on invested capital, drive profitable growth, and generate stronger cash flow. We are also expanding our presence in compelling secular growth markets. During the quarter, we secured a significant award for battery energy storage systems and continue to pursue opportunities tied to accelerating power demand needed for grid reliability which is impacted by AI data center development, utility infrastructure modernization, and load-shedding solutions.

“In parallel with these initiatives, our 2026 Must Win Battle is transforming our operating footprint and strengthening our competitive position in Mexico. This year, we will quadruple our manufacturing footprint in Monterrey, adding two 4500-ton presses in Matamoros, and advancing a culture of operational excellence that continues to deliver measurable results. I am especially proud of our Mexico team, whose execution enabled the successful completion of a major plant relocation and consolidation in less than nine months all while maintaining excellent on time shipping and quality metrics. These investments reflect our disciplined approach to capital allocation and our commitment to organic growth. By expanding capacity, we are building a scalable platform that supports secured and future programs, accelerates profitable growth, and enhances long-term shareholder value."

Alex Panda, the Company’s EVP and Chief Financial Officer, said, “For the second quarter, total product or production sales declined 1.2% year over year, as strong growth across powersports, building products, and industrial and utilities end markets largely offset lower truck demand. Production sales, excluding the truck end market, increased 20.8% year over year. This quarter, we again delivered a strong profitability as gross margin was 20.3% of sales. For 2026, we continue to expect total net sales in the flat-to-approximately 5% growth range, including production revenue and tooling project revenue. We continue to anticipate a gradual recovery in the truck market during the second half of the year. Our gross margin projections remain in the 17% to 19% range, depending on end market product mix and the split between production revenues and tooling project revenues.

“Our balance sheet remains strong. During the quarter, we repaid the remaining balance on our 2022 Term Loan, and in July 2026, we successfully amended and extended our credit facilities, further strengthening our financial position. The amended credit agreement provides a $50 million revolving credit facility and a $50 million delayed-draw term loan facility, both maturing in July 2031. During the quarter, we also terminated our interest rate swap agreement, generating a small gain and simplifying our capital structure. With ample liquidity, enhanced financial flexibility, and a disciplined approach to capital allocation, we remain well positioned to execute our ‘Invest for Growth' strategy and support our long-term growth objectives.”

Second Quarter 2026 Highlights

•Total net revenues comprised Production revenues of $60.9 million and Tooling Project revenue of $1.8 million.
◦Production revenues declined 1.2% due entirely to the Truck vertical, and excluding Truck, Production revenues were up 20.8% year-over-year.
◦Tooling Project revenue of $1.8 million compared to $17.6 million year-over-year is project-based revenue that is necessary ahead of a customer production cycle.
•Gross margin of $12.7 million, or 20.3% of net revenues, compared to 18.1% of net sales in the prior year second quarter. The improvement was primarily the result of a favorable product mix and operating efficiencies, as well as a one-time margin benefit from a customer capacity credit. Excluding the 2026 one-time credit, gross margin was 19.4%.
•Selling, general, and administrative expenses of $10.4 million, or 16.6% of net revenues, compared to $9.1 million, or 11.5% of net revenues in the prior year second quarter.
◦Second quarter 2026 SG&A expenses included $1.8 million of non-recurring costs associated with the Mexico expansion and severance costs.
•Operating income of $2.3 million, or 3.7% of net revenues, which includes non-recurring costs above, compared to operating income of $5.2 million, or 6.6% of net revenues for the prior year second quarter.
•Net income of $1.8 million, or $0.21 per diluted share, compared to net income of $4.1 million, or $0.47 per diluted share for the prior year second quarter. Adjusted net income1 of $3.3 million, or $0.39 per diluted share.
•Adjusted EBITDA1 of $7.6 million, or 12.2% of net revenues, compared to $9.5 million, or 12.0% for the prior year second quarter.

Six-Month 2026 Highlights

•Total net revenues comprised Production revenue of $118.4 million and Tooling Project revenue of $3.0 million.
◦Production revenues declined 3.5% due entirely to the Truck vertical, and excluding Truck, Production revenues were up 20.7% year-over-year.
◦Tooling Project revenue of $3.0 million compared to $18.0 million year-over-year is project-based revenue that is necessary ahead of a customer production cycle.
•Gross margin of $24.7 million, or 20.4% of net revenues, compared to 18.5% of net revenues in the prior year six-month period.
•Selling, general, and administrative expenses of $21.6 million, or 17.8% of net revenues, compared to $18.0 million, or 12.8% of net revenues.
◦2026 six month period SG&A expenses included $4.8 million of non-recurring costs associated with the Mexico expansion and severance costs.
•Operating income of $3.1 million, or 2.5% of net revenues, which includes non-recurring costs above, compared to operating income of $8.1 million, or 5.7% of net revenues for the prior year six-month period.
•Net income of $2.4 million, or $0.27 per diluted share, compared to net income of $6.2 million, or $0.72 per diluted share for the prior year six-month period. Adjusted net income1 of $6.5 million, or $0.74 per diluted share.
•Adjusted EBITDA1 of $15.0 million, or 12.3% of net revenue, compared to $16.7 million, or 11.9% for the prior year six-month period.
•24,545 shares repurchased under the share repurchase authorization at an average price of $18.62, totaling $457,000.

1Adjusted Net Income and Adjusted EBITDA are non-GAAP financial measures as defined and reconciled

2026 Capital Expenditures

The Company’s capital expenditures for the first six months of 2026 were $12.1 million, including $9.6 million related to the Company's Mexico expansion project. For the full year 2026, the Company expects capital spending of approximately $25 to $30 million, including $18 million to $20 million allocated to the Mexico expansion. The Company generated a Return on Capital Employed1 of 5.7% for the trailing twelve months and 6.2% excluding cash.

Financial Position at June 30, 2026

The Company’s cash at June 30, 2026, was $12.1 million. As of June 30, 2026, the Company repaid in full the outstanding balance of the Huntington Term Loan.

Subsequent to the quarter, on July 2, 2026, the Company entered into the third amendment of its 2022 Credit Agreement. This amendment refinanced the Company's existing term loan and credit facilities. The Company has secured credit facilities in an aggregate principal amount of $100 million, consisting of a $50 million revolving credit facility and a $50 million delayed draw term loan facility at favorable rates compared to the 2022 Credit Agreement. As of June 30, 2026, the Company repaid in full the outstanding Term Loan balance from the 2022 Credit Agreement.

Conference Call

The Company will conduct a conference call today at 10:00 a.m. Eastern Time to discuss financial and operating results for the periods ended June 30, 2026. To access the call live by phone, dial (844) 881-0134 and ask for the Core Molding Technologies call at least 10 minutes prior to the start time. A telephonic replay will be available through August 11, 2026, by calling (855) 669-9658 and using passcode ID: 6843258#. A webcast of the call will also be available live and for later replay on the Company’s Investor Relations website at www.coremt.com/investor-relations/events-presentations/.

About Core Molding Technologies, Inc.

Core Molding Technologies is a leading engineered materials company specializing in molded structural products, principally in building products, utilities, transportation and powersports industries across North America. The Company operates in one operating segment as a molder of thermoplastic and thermoset structural products. The Company’s operating segment consists of one reporting unit, Core Molding Technologies. The Company offers customers a wide range of manufacturing processes to fit various program volume and investment requirements. These thermoset processes include compression molding of sheet molding compound (“SMC”), resin transfer molding (“RTM”), liquid molding of dicyclopentadiene (“DCPD”), spray-up and hand-lay-up. The thermoplastic processes include direct long-fiber thermoplastics (“DLFT”) and structural foam and structural web injection molding. Core Molding Technologies serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction, and other commercial products. The demand for Core Molding Technologies’ products is affected by economic conditions in the United States, Mexico, and Canada. Core Molding Technologies’ operations may change proportionately more than revenues from operations.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this press release may contain forward-looking statements about the Company’s expectations for future periods with respect to its plans to improve financial results, the future of the Company’s end markets. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: dependence on certain major customers, and potential loss of any major customer due to completion of existing production programs or otherwise; business conditions in the plastics, transportation, power sports, utilities and commercial product industries (including changes in demand for production); the availability and price increases of raw materials; general macroeconomic, social, regulatory and political conditions, including uncertainties surrounding volatility in financial markets; the imposition of new or increased tariffs and the resulting consequences; safety and security conditions in Mexico; costs and other resources related to Core Molding Technologies’ efforts to expand its customer base and grow its business, and provide on-time delivery to customers; the Company’s decision to pursue new products and initiatives to quote and execute manufacturing processes for new business, acquire raw materials, address inflationary pressures, regulatory matters and labor relations; the ability to successfully identify, evaluate and manage potential acquisitions and to benefit from and properly integrate any completed acquisitions; the Company’s financial position or other financial information; inadequate insurance coverage to protect against potential hazards; equipment and machinery failure; product liability and warranty claims; cybersecurity incidents or other similar disruptions; and other risks and uncertainties described in the Company’s filings with the SEC. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including those included in the Company’s filings with the SEC. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

Company Contact:
Core Molding Technologies, Inc.
Alex Panda
Executive Vice President & Chief Financial Officer
apanda@coremt.com

Investor Relations Contact:
Three Part Advisors, LLC
Sandy Martin or Steven Hooser
smartin@threepa.com, shooser@threepa.com
214-616-2207

- Financial Statements Follow –

Core Molding Technologies, Inc.
Consolidated Statements of Operations
(unaudited, in thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Net revenue:
Production	$60,890	$61,633	$118,350	$122,645
Tooling Project	1,839	17,606	2,962	18,041
Total net revenue	62,729	79,239	121,312	140,686

Total cost of revenue	50,001	64,925	96,606	114,589

Gross margin	12,728	14,314	24,706	26,097

Selling, general and administrative expense	10,433	9,100	21,647	18,044

Operating income	2,295	5,214	3,059	8,053

Other income and expense
Net interest (income) expense	60	(32)	146	(16)
Net periodic post-retirement benefit	(117)	(117)	(234)	(227)
Total other (income) and expense	(57)	(149)	(88)	(243)

Income before income taxes	2,352	5,363	3,147	8,296

Income tax expense	569	1,311	759	2,061

Net income	$1,783	$4,052	$2,388	$6,235

Net income per common share:
Basic	$0.21	$0.47	$0.28	$0.73
Diluted	$0.21	$0.47	$0.27	$0.72

Core Molding Technologies, Inc.
Product Revenue by Market
(unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Medium and heavy-duty truck	$24,172	$31,246	$43,707	$60,806
Power sports	15,245	14,208	35,942	28,414
Building products	6,316	4,671	11,490	11,050
Industrial and utilities	6,207	5,874	11,531	11,244
All other	8,950	5,634	15,680	11,131
Net product revenue	$60,890	$61,633	$118,350	$122,645

Core Molding Technologies, Inc.
Consolidated Balance Sheets
(in thousands)

	As of
	June 30,	As of
	2026	December 31,
	(unaudited)	2025
Assets:
Current assets:
Cash and cash equivalents	$12,134	$38,058
Accounts receivable, net	35,292	30,831
Inventories, net	27,338	19,715
Prepaid expenses and other current assets	21,540	14,724
Total current assets	96,304	103,328

Right of use asset	14,514	14,494
Property, plant and equipment, net	93,526	86,940
Goodwill	17,376	17,376
Intangibles, net	3,021	3,479
Other non-current assets	2,679	2,515
Total Assets	$227,420	$228,132

Liabilities and Stockholders' Equity:
Liabilities:
Current liabilities:
Current portion of long-term debt	$—	$2,075
Accounts payable	23,808	14,924
Contract liabilities	9,774	5,018
Compensation and related benefits	7,215	4,988
Accrued other liabilities	7,442	7,168
Total current liabilities	48,239	34,173

Other non-current liabilities	1,901	1,935
Lease liabilities	13,027	13,113
Long-term debt	—	17,639
Post retirement benefits liability	3,176	3,101
Total Liabilities	66,343	69,961

Stockholders' Equity:
Common stock	86	85
Paid in capital	48,499	47,503
Accumulated other comprehensive income, net of income taxes	4,528	3,938
Treasury stock	(40,987)	(39,918)
Retained earnings	148,951	146,563
Total Stockholders' Equity	161,077	158,171
Total Liabilities and Stockholders' Equity	$227,420	$228,132

Core Molding Technologies, Inc.
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Six months ended June 30,
	2026	2025
Cash flows from operating activities:
Net income	$2,388	$6,235
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	6,231	6,391
Loss on disposal of property, plant and equipment	—	4
Share-based compensation	996	1,125
Losses (gain) on foreign currency	(489)	(220)
Change in operating assets and liabilities:
Accounts receivable	(4,461)	(7,674)
Inventories	(7,623)	(1,010)
Prepaid and other assets	(6,082)	485
Accounts payable	9,246	5,857
Accrued and other liabilities	7,081	(1,372)
Post retirement benefits liability	(217)	(227)
Net cash provided by operating activities	7,070	9,594
Cash flows from investing activities:
Purchase of property, plant and equipment	(12,082)	(4,387)
Net cash used in investing activities	(12,082)	(4,387)
Cash flows from financing activities:
Payments for taxes related to net share settlement of equity awards	(612)	(600)
Purchase of treasury stock	(457)	(2,249)
Payment of principal on term loans	(19,843)	(949)
Net cash used in financing activities	(20,912)	(3,798)
Net change in cash and cash equivalents	(25,924)	1,409
Cash and cash equivalents at beginning of period	38,058	41,803
Cash and cash equivalents at end of period	$12,134	$43,212
Cash paid for:
Interest	$475	$519
Income taxes	$3,142	$2,511
Non cash investing activities:
Fixed asset purchases in accounts payable	$1,260	$235

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Core Molding management uses non-GAAP measures in its analysis of the Company's performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA represents net income before, as applicable from time to time, (i) interest expense, net, (ii) provision (benefit) for income taxes, (iii) depreciation and amortization of long-lived assets, (iv) share based compensation expense, (v) restructuring and severance costs, and (vi) nonrecurring legal settlement costs and associated legal expenses unrelated to the Company's core operations. Debt-to-trailing twelve months adjusted EBITDA represents total outstanding debt divided by trailing twelve months Adjusted EBITDA. Free Cash Flow represents net cash (used in) provided by operating activities less purchase of property, plant and equipment. Trailing twelve months return on capital employed represents the trailing twelve months earnings before (i) interest expense, net and (ii) provision (benefit) for income taxes divided by (i) stockholders' equity and (ii) current and long-term debt. Adjusted Net Income represents net income before severance cost (net of tax).

We present Adjusted EBITDA, Adjusted EBITDA as a percent of net revenue , Free Cash Flow and trailing twelve months Return on Capital Employed because management uses these measures as key performance indicators, and we believe that securities analysts, investors and others use these measures to evaluate companies in our industry. These measures have limitations as analytical tools and should not be considered in isolation or as an alternative to performance measure derived in accordance with GAAP as an indicator of our operating performance. Our calculation of these measures may not be comparable to similarly named measures reported by other companies. The following tables present reconciliations of net income to Adjusted EBITDA, and Cash Flow from Operating Activities to Free Cash Flow, the most directly comparable GAAP measures, and trailing twelve months Return on Capital Employed, for the periods presented:

Core Molding Technologies, Inc.
Net Income to Adjusted EBITDA Reconciliation
(unaudited, in thousands)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Net income	$1,783	$4,052	$2,388	$6,235
Provision for income taxes	569	1,311	759	2,061
Total other expenses(1)	(57)	(149)	(88)	(243)
Depreciation and amortization	3,061	3,157	6,098	6,351
Share-based compensation	501	494	996	1,125
Severance costs	487	479	1,411	979
Footprint optimization costs (restructuring)	1,302	200	3,404	200
Adjusted EBITDA	$7,646	$9,544	$14,968	$16,708

Adjusted EBITDA as a percent of net revenue	12.2%	12.0%	12.3%	11.9%

(1)Includes net interest expense and non-cash periodic post-retirement benefit cost.

Core Molding Technologies, Inc.
Computation of Trailing Twelve Months Return on Capital Employed
(unaudited, in thousands)

	Q3 2025	Q4 2025	Q1 2026	Q2 2026	Trailing Twelve Months
Operating Income	$2,573	$3,592	$764	$2,295	$9,224

Equity					$161,077
Structured Debt					$—
Total Capital Employed					$161,077

Return on Capital Employed					5.7%

Core Molding Technologies, Inc.
Computation of Trailing Twelve Months Return on Capital Employed Excluding Cash
(unaudited, in thousands)

	Q3 2025	Q4 2025	Q1 2026	Q2 2026	Trailing Twelve Months
Operating Income	$2,573	$3,592	$764	$2,295	$9,224

Equity					$161,077
Structured Debt					$—
Less Cash					$(12,134)
Total Capital Employed, Excluding Cash					$148,943

Return on Capital Employed, Excluding Cash					6.2%

Core Molding Technologies, Inc.
Free Cash Flow
Six Months Ended June 30, 2026 and 2025
(unaudited, in thousands)

	2026	2025
Cash flow provided by operations	$7,070	$9,594
Purchase of property, plant and equipment	(12,082)	(4,387)
Free cash flow	$(5,012)	$5,207

Core Molding Technologies, Inc.
Adjusted Net Income per Share
(unaudited, in thousands)

	Three Months Ended June 30		Six Months Ended June 30
	2026	2025	2026	2025
Net Income	$1,783	$4,052	$2,388	$6,235
Succession plan costs (net of tax)	$479	$378	$1,404	$773
Mexico expansion and footprint optimization costs (net of tax)	$1,029	$158	$2,679	$158
Adjusted net income	$3,291	$4,588	$6,471	$7,166

Weighted average common shares outstanding - basic	8,581,000	8,570,000	8,598,000	8,593,000
Weighted average common and potentially issuable common shares outstanding - diluted	8,709,000	8,620,000	8,725,000	8,704,000

Net income per share - basic	$0.21	$0.47	$0.28	$0.73
Severance costs (net of tax)	0.06	0.04	0.16	0.09
Mexico expansion and footprint optimization costs (net of tax)	$0.12	$0.02	$0.31	$0.02
Adjusted net income per share - basic	$0.39	$0.53	$0.75	$0.84

Net income per share - diluted	$0.21	$0.47	$0.27	$0.72
Severance costs (net of tax)	0.06	0.04	0.16	0.09
Footprint optimization costs (net of tax)	$0.12	$0.02	$0.31	$0.02
Adjusted net income per share - diluted	$0.39	$0.53	$0.74	$0.83